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Exhibit 12.1

Letter on Change in Certifying Accountant

October 5, 2001

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Commissioners:

We have read the statements made by Convergent Technology, Inc., a Washington corporation, in its Form 10-SB "General Form for Registration of Securities for Small Business Issuers" which we understand will be filed with the Commission. We agree with the statements concerning our Firm in such Form 10-SB.

Very truly yours,

/s/	Kyle Tingle, CPA 425 Mayan Drive P.O. Box 50141 Henderson, Nevada 89104

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Letter on Change in Certifying Accountant